                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the reference to our firm under the caption "Experts" and to the use of our report on the consolidated financial statements and schedule of Graham-Field Health Products, Inc. dated March 10, 1997, (except for Note 2, paragraph 5, as to which the date of our report is August 28, 1997) included in the Proxy Statement/Consent Solicitation Statement/Prospectus of Graham-Field Health Products, Inc. and Fuqua Enterprises, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4) of Graham-Field Health Products, Inc. for the registration of 10,613,629 shares of the common stock of Graham-Field Health Products, Inc.


                                            /s/ ERNST & YOUNG LLP


Melville, New York
December 18, 1997